Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANALOG DEVICES, INC.,

BBAC CORP.

and

HITTITE MICROWAVE CORPORATION

Dated as of June 9, 2014

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TABLE OF CONTENTS

		Page

10.9	Governing Law	72
10.10	Remedies	72
10.11	Submission to Jurisdiction	73
10.12	WAIVER OF JURY TRIAL	73
10.13	Time of Essence	73

ANNEX I	Conditions to the Offer
EXHIBIT A	Form of Certificate of Incorporation of the Surviving Corporation

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TABLE OF DEFINED TERMS

Acceptance Time	Section 1.1(a)
Acquisition Agreement	Section 7.1(b)(ii)
Acquisition Proposal	Section 7.1(f)
Adverse Recommendation Notice	Section 7.1(b)
Affiliate	Section 4.2(d)
Agreement	Introduction
Anti-Bribery Laws	Section 4.15(b)
Antitrust Laws	Section 7.6(b)
Approved Company Compensation Arrangement	Section 4.26
Bid	Section 4.19(g)
Book Entry Shares	Section 3.1(a)(iii)
Cancelled RSA	Section 7.12(c)
Cancelled RSU	Section 7.12(b)
Certificate	Section 3.1(a)(iii)
Certificate of Merger	Section 2.3
Change	Section 4.1
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(e)
Company	Introduction
Company Adverse Recommendation Change	Section 9.1(c)(i)
Company Balance Sheet	Section 4.5(b)
Company Board	Recitals
Company Common Stock	Recitals
Company Compensation Arrangement	Section 4.26
Company Disclosure Schedule	Article IV
Company Employee Plans	Section 4.14(a)
Company Fee Property	Section 4.9(a)
Company Intellectual Property	Section 4.10(n)(i)
Company Leased Property	Section 4.9(b)
Company Licensed Intellectual Property	Section 4.10(n)(ii)
Company Material Adverse Effect	Section 4.1
Company Material Contracts	Section 4.11(a)
Company Owned Intellectual Property	Section 4.10(n)(iii)
Company Preferred Stock	Section 4.2(a)
Company Real Property	Section 4.9(b)
Company Registrations	Section 4.10(n)(iv)
Company RSA	Section 3.1(c)
Company RSU	Section 3.1(c)
Company SEC Documents	Section 4.5(a)
Company Source Code	Section 4.10(i)
Company Stock Option	Section 3.1(c)
Company Stock Plans	Section 4.2(c)(i)
Compensation Committee	Section 4.26

iv

Confidentiality Agreement	Section 6.2
Contamination	Section 4.13(b)(i)
Continuing Employee	Section 7.12(b)
Copyrights	Section 4.10(n)(v)
Customer Offerings	Section 4.10(n)(vi)
Delaware Secretary of State	Section 2.3
DGCL	Recitals
Dissenting Shares	Section 3.1(b)
Documentation	Section 4.10(n)(vii)
Effective Time	Section 2.3
Employee Benefit Plan	Section 4.14(a)
Environmental Law	Section 4.13(b)(ii)
Equity Award Ratio	Section 7.10(b)
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(a)
Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(b)
Export Approvals	Section 4.15(d)
Export Control Laws	Section 4.15(d)
Financial Advisor	Section 4.23
Foreign Plan	Section 4.14(k)
GAAP	Section 4.5(b)
Government Contract	Section 4.19(g)
Governmental Entity	Section 4.4(c)
Governmental Permits	Section 4.16
Grant Date	Section 4.2(e)
Hazardous Substance	Section 4.13(b)(iii)
HSR Act	Section 4.4(c)
Indebtedness	Section 4.11(c)
Indemnified Parties	Section 7.9(a)
Initial Expiration Date	Section 1.1(b)
Instruments of Indebtedness	Section 4.11(a)
Insurance Policies	Section 4.18
Intellectual Property	Section 4.10(n)(viii)
Intellectual Property Registrations	Section 4.10(n)(ix)
Intervening Event	Section 7.1(b)
IRS	Section 4.8(b)
Liens	Section 4.4(b)
Mask Works	Section 4.10(n)(x)
Material Sole Source Supplier	Section 4.11(a)
Merger	Recitals
Merger Consideration	Recitals
Minimum Condition	Annex I
Multiemployer Plan	Section 4.14(f)
Notice Period	Section 7.1(b)
Offer	Recitals

v

Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(c)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Open Source Material	Section 4.10(n)(xi)
Option Consideration	Section 7.10(a)
Ordinary Course of Business	Section 4.2(g)
OSHA	Section 4.15(c)
Outside Date	Section 9.1(b)(i)
Parent	Introduction
Parent Common Stock	Section 7.10(b)
Parent Stock Plan	Section 7.10(b)
Patent Rights	Section 4.10(n)(xii)
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Purchaser	Introduction
Real Property Leases	Section 4.9(b)
Release or Released	Section 4.13(b)(iv)
Representatives	Section 7.1(a)
RSA Replacement Award	Section 7.10(c)
RSU Replacement Award	Section 7.10(b)
Sarbanes Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(c)
SEC	Section 1.1(b)(ii)
Section 262	Section 3.1(b)
Securities Act	Section 4.2(d)
Software	Section 4.10(n)(xiii)
Subsidiary	Section 4.3(a)
Superior Proposal	Section 7.1(f)
Surviving Corporation	Section 2.1
Tax Returns	Section 4.8(l)(ii)
Taxes	Section 4.8(l)(i)
Termination Fee	Section 9.3
Time-Based Cancelled RSU	Section 7.10(b)(i)
Trademarks	Section 4.10(n)(viii)(B)
Transactions	Recitals
U.S. Continuing Employee	Section 7.12(a)
WARN Act	Section 4.17(f)

vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 9th day of June, 2014, by and among Analog Devices, Inc., a Massachusetts corporation (the “Parent”), BBAC Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Hittite Microwave Corporation, a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) for $78.00 per share, net to the seller in cash, without interest (the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, as soon as practicable following the consummation of the Offer, the Purchaser will, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned Subsidiary of the Parent, and each share of Company Common Stock, except as otherwise provided herein, will be converted in the Merger into the right to receive the Offer Price, without interest (the “Merger Consideration”), subject to any required withholding Taxes;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) adopted, approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (the Offer, the Merger and the other transactions contemplated by this Agreement collectively, the “Transactions”), (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective board of directors of the Parent and the Purchaser have adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Subject to the terms and conditions of this Agreement, within ten business days after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, the Purchaser shall accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date and shall pay the Offer Price for all such shares of Company Common Stock as soon as practicable after acceptance and in compliance with applicable laws. The obligation of the Parent and the Purchaser to accept for payment and pay the Offer Price for shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the conditions set forth in Annex I to this Agreement (the “Offer Conditions”). The first time that the Purchaser accepts for payment shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer is referred to herein as the “Acceptance Time.”

(b) The initial expiration date of the Offer shall be the 20th business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act) (such date and the time on which the Offer expires on such date, the “Initial Expiration Date”). The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, the Purchaser shall not:

(i) change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of shares of Company Common Stock sought pursuant to the Offer;

(ii) extend the Expiration Date except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (B) that if, immediately prior to the scheduled Expiration Date, any condition to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods (not in excess of ten business days each) but in no event later than the Outside Date, or (C) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC; provided, however, that, subject to the right of the Parent and the Purchaser to terminate this Agreement in accordance with Section 9.1, if immediately prior to any scheduled Expiration Date, one or more Offer Conditions have not been satisfied or waived by the Parent or the Purchaser, then at the request of the Company, the Parent shall cause the Purchaser to extend the Expiration Date for one or (as needed)

more consecutive periods of five business days each (or such shorter period as the Company may agree or such longer period as the Company and the Parent may agree) in order to permit the satisfaction of any such Offer Condition, except that if immediately prior to any scheduled Expiration Date, all Offer Conditions (except the Minimum Condition) have been satisfied or waived by the Parent or the Purchaser, then the Parent’s obligations to extend the Expiration Date shall be limited to causing the Purchaser to extend the Expiration Date for one period of ten business days to permit the satisfaction of the Minimum Condition, and if at the end of such ten business day period, the Minimum Condition continues to not be satisfied, to causing the Purchaser to extend the Expiration Date for one additional period of ten business days to permit the satisfaction of the Minimum Condition, after which, if the Minimum Condition remains unsatisfied, the Purchaser shall not be required to extend the Expiration Date (it being understood that, in no event, shall the Parent or the Purchaser be required to extend the Expiration Date to a date that is later than the Outside Date notwithstanding anything to the contrary in this Agreement);

(iii) waive or change the Minimum Condition;

(iv) amend any term of the Offer in any manner materially adverse to the Company or to holders of shares of Company Common Stock; or

(v) impose any condition to the Offer not set forth in Annex I.

For purposes of this Agreement, “Expiration Date” means the Initial Expiration Date or, if the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended.

(c) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or the Schedule TO or the Offer Documents contains any material omission therein, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the stockholders of the Company. The Parent and the Purchaser shall as promptly as practicable provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto (contemporaneously with delivery of the same to the SEC) and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel. The Parent and the Purchaser shall respond as promptly as practicable to any such SEC comments. The Parent and the Purchaser shall consider in good faith any comments provided by the Company and its counsel hereunder prior to the filing of the applicable Schedule TO or Offer Documents with the SEC.

(d) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(e) The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable law.

(f) If this Agreement is terminated pursuant to Article IX prior to any scheduled expiration of the Offer, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly (and in any event within twenty-four hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of shares of Company Common Stock in the Offer, the Purchaser shall promptly return, and shall cause any depository acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the registered holders thereof.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Transactions.

(b) Contemporaneously with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”), which shall include the notice of appraisal rights required by Section 262(d)(2) of the DGCL, and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the stockholders of the Company. Except and to the extent otherwise expressly permitted pursuant to Section 7.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board that the holders of the Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or the Schedule 14D-9 contains any material omission therein, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to stockholders of the Company. The Company shall as promptly as practicable provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto (contemporaneously with delivery of the same to the SEC) and telephonic notification of any oral responses thereto of the Company or its counsel. The Company shall respond as promptly as practicable to any such SEC comments. The Company shall use reasonable best efforts to cause the Schedule 14D-9 to be disseminated concurrently with, and in the same mailing envelope as, the Offer Documents. The Company shall consider in good faith any comments provided by the Parent and its counsel hereunder prior to the filing of the Schedule 14D-9 with the SEC.

(c) The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Schedule TO and the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Schedule TO or the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Schedule TO or the Offer Documents or their obligations hereunder. The Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and the Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9 or that may be reasonably requested by the Company in connection with the preparation of the Schedule 14D-9 or its obligations hereunder.

(d) The Company represents that each member of the Company Board and each executive officer of the Company has advised the Company that his or her current intention is to tender all shares of Company Common Stock, if any, beneficially owned by him or her pursuant to the Offer.

(e) In connection with the Offer and the Merger, the Company shall promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the beneficial owners of such shares with respect to such owners’ equity interest in the Company, and shall furnish to the Purchaser such information and assistance (including updated lists and information) as the Purchaser may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of the shares of Company Common Stock. From and after the date of this Agreement, all such information concerning the Company’s record and, to the extent known, beneficial holders shall be made available to the Purchaser. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated in accordance with Section 9.1, shall, upon request, deliver to the Company, or, at the Parent’s election, destroy, all copies of such information then in their possession or under their control.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.

2.2 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 at 9:00 a.m., Eastern time, on the date of, and as promptly as practicable following, the consummation of the Offer, or at such other time, date or place agreed to in writing by the Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Company in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.4 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

2.5 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.6 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect on the date of this Agreement shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as set forth in Exhibit A until thereafter amended as provided under the DGCL. The By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.

2.7 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company (and, to the extent requested by the Parent, each of the Company’s Subsidiaries) effective upon the Effective Time.

ARTICLE III

CONVERSION OF SECURITIES

3.1 Effect of Merger of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(i) each share of the Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Purchaser or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Purchaser or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares) shall be automatically cancelled and extinguished and be converted into and become the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of any such shares of Company Common Stock held in book entry form immediately prior to the Effective Time (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 3.1(a)(iii) upon surrender of such Certificate or such Book Entry Shares in accordance with Section 3.2, without interest and subject to any applicable withholding rights in accordance with Section 3.2(g).

(b) Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of the Company’s Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), without interest. The Company shall give the Parent and the Purchaser prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to the Dissenting Shares, and the Parent and the Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Purchaser, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.

(c) In connection with the Merger, each option to purchase Company Common Stock (a “Company Stock Option”) that is outstanding as of immediately prior to the Effective Time, each restricted stock award with respect to Company Common Stock (a “Company RSA”) that is outstanding as of immediately prior to the Effective Time and each restricted stock unit with respect to Company Common Stock (a “Company RSU”) that is outstanding as of immediately prior to the Effective Time shall be treated in the manner set forth in Section 7.10.

3.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (it being understood that the transfer agent for the Company Common Stock is reasonably acceptable to the Company for such purpose) (the “Paying Agent”) for the payment after the Effective Time of the Merger

Consideration upon surrender of Certificates or Book Entry Shares. The Parent shall enter into an agreement with the Paying Agent relating to the services to be performed by the Paying Agent. At or prior to the Effective Time, the Parent shall deposit with the Paying Agent sufficient cash necessary for payment of the aggregate Merger Consideration pursuant to Section 3.1(a)(iii) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or of Book Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and, in the case of Book Entry Shares, delivery shall be effected and risk of loss and title shall pass only upon adherence to the procedures set forth in the letter of transmittal, and which letter of transmittal shall be in such customary form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for the Merger Consideration. Surrender of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii), and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is or are registered if, in the case of a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or, in the case of Book Entry Shares, the person in whose name such Book Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry, and, in each case, the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book Entry Shares or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and all Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares have been converted pursuant to Section 3.1(a)(iii). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book Entry Shares.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of a Certificate or Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares. Upon the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book Entry Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate or Book Entry Shares who has not theretofore complied with this Article III shall thereafter look only to the Parent or the Surviving Corporation for payment of the Merger Consideration, but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

(e) No Liability. None of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or any Book Entry Shares have not been surrendered as of such time on which the Merger Consideration in respect of such Certificate or Book Entry Shares would (but for this sentence) escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto, as of immediately prior to such time.

(f) Investments of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of the shares of Company Common Stock, (ii) following any such losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, the Parent shall promptly provide additional funds to the Paying Agent to the extent of such insufficiency, and (iii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be paid to and be the property of the Parent. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(g) Withholding Rights. The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld by any of them with respect to the making of such payment under the Code or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.

3.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such customary assurances as the Parent or Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article IV are true and correct, except as set forth (i) herein or in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (it being understood that the disclosure in any paragraph shall qualify (1) the corresponding paragraphs in this Article IV and (2) any other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other paragraph) or (ii) in any disclosure (other than disclosure contained in any “Risk Factors”, “Forward-Looking Statements” or comparable section or any disclosure that is otherwise general, nonspecific, forward-looking or cautionary in nature) contained in the Company SEC Documents filed with the SEC on or after January 1, 2014 and at least two business days prior to the execution of this Agreement (it being understood that any such disclosure shall qualify any paragraph in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such paragraph).

4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has (i) a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the effect of materially impairing the ability of the Company to consummate the Transactions; provided that, solely for purposes of clause (i) above, none of the following, and no Change arising out of or resulting from the following, in each case to the extent arising after the date of this Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the cases of clauses (x) and (y)(A), (E) and (F), where the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other persons operating in the industries or markets in which the Company and its Subsidiaries operate): (x) any Change generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets or political conditions in the United States or elsewhere in the world where the Company and its Subsidiaries operate, including changes in interest or exchange rates, or (y) any Change arising out of, resulting from or attributable to (A) changes or prospective changes in law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (B) the announcement or pendency of this Agreement, (C) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement, provided in each case that the Company shall have requested that the Parent waive the applicable provision of this Agreement and the Parent shall have refused to grant such waiver, (D) any action, suit, claim or other investigation or proceeding made, brought or threatened by any of the current or former stockholders of the Company (on their own behalf or in the name of the Company) alleging that the Company Board has breached its fiduciary duties as a result of the approval by the Company Board of this Agreement, (E) acts of war (whether or not declared), hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), hostilities, sabotage or terrorism in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (F) pandemics, earthquakes, hurricanes, tornados or other natural disasters in the United States or elsewhere in the world where the Company and its Subsidiaries operate, (G) any decline in the market price, or change in trading volume, of the Company Common Stock (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), or (H) any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph. The Company has made available to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

4.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of June 6, 2014, (i) 31,378,594 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b) Except for shares of Company Common Stock subject to Company RSAs disclosed in Section 4.2(c)(iv) of the Company Disclosure Schedule, there are no outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:

(i) all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, the number of shares of Company Common Stock reserved for issuance upon settlement of restricted stock units and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans;

(ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by any of the Transactions or by termination of employment or change in position following consummation of the Transactions. The Company has made available to the Parent complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options;

(iii) all outstanding Company RSUs, indicating with respect to each such Company RSU the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company RSU, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by any of the Transactions or by termination of employment or change in position following consummation of the Transactions. The Company has made available to the Parent complete and accurate copies of all forms of award agreements evidencing Company RSUs; and

(iv) all outstanding Company RSAs, indicating with respect to each such Company RSA the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company RSA, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by any of the Transactions or by termination of employment or change in position following consummation of the Transactions. The Company has made available to the Parent complete and accurate copies of all forms of award agreements evidencing Company RSAs.

(d) Except (i) as otherwise set forth in this Section 4.2 and (ii) as reserved as of the date of this Agreement for future grants under Company Stock Plans (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound, with respect to any equity security of any class of the Company.

(e) With respect to each Company Stock Option (whether outstanding or previously exercised), (i) each such Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the terms of such grants were communicated reasonably promptly to the recipients thereof, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable laws, (iv) no such grant is or has been the subject of any internal investigation, review or inquiry, and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company included in the Company SEC Documents filed prior to the date of this Agreement. The Company has not granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 4.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice, including with respect to frequency and amount (the “Ordinary Course of Business”) and listed in Section 4.2(g) of the Company Disclosure Schedule.

(h) No consent of the holders of Company Stock Options, Company RSAs or Company RSUs is required in connection with the actions contemplated by Section 3.1(c) and Section 7.10.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a complete and accurate list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) the right to elect a majority or more of the board of directors (or similar governing body) of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL and the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 5.7, consummate the Transactions. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) approving and declaring the advisability of this Agreement and the Transactions, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, which resolutions, except after the date hereof to the extent expressly permitted by Section 7.1(b), have not been rescinded, modified or withdrawn in any way. Assuming that the Merger is consummated in accordance with Section 251(h) of the

DGCL and the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 5.7, the execution and delivery of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or filings under any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings under the Securities Act or the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) Assuming the Merger is consummated in accordance with Section 251(h) of the DGCL and the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 5.7, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Transactions. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2011, and has made available to the Parent complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by the Company with the SEC since January 1, 2011, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”)). All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system. The Company has made available to the Parent complete and accurate copies of all comment letters received by the Company from the staff of the SEC since January 1, 2011 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document filed at least two business days prior to the date hereof, or to be contained in the Company SEC Documents at the time filed (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its

Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of March 31, 2014 included in the Company SEC Documents filed prior to the date of this Agreement is referred to herein as the “Company Balance Sheet.”

(c) PricewaterhouseCoopers LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) to the Company’s knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) None of the Company or any Subsidiary of the Company has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K of the SEC) that would be required to be disclosed under Item 303 of Regulation S-K.

(e) The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws. None of the information included in the Schedule 14D-9 (and none of the information supplied by the Company specifically for inclusion in the Offer Documents) will, at the respective times of the filing of the Offer Documents and Schedule 14D-9, at any time such documents are amended or supplemented or at the time of any distribution or dissemination of such documents, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.5(e) will not apply to statements or omissions included or incorporated by reference in the Schedule 14D-9 based upon information supplied to the Company by the Parent or the Purchaser or any of their Representatives specifically for inclusion therein.

4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed on the Company Balance Sheet or in the notes thereto, (ii) liabilities that have arisen since the date of the Company Balance Sheet in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (iii) liabilities for fees and expenses payable by the Company or any of its Subsidiaries to any accountant, outside legal counsel or the Financial Advisor incurred in connection with the negotiation of this Agreement or the consummation of the Transactions, and (iv) other liabilities not required by GAAP to be reflected on a balance sheet and incurred in the Ordinary Course of Business under agreements that (A) are disclosed in the Company Disclosure Schedule or (B) are not required to be disclosed in the Company Disclosure Schedule (in each case (A) and (B), none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law).

4.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not occurred (i) any Change that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement, except, in the case of clause (ii), the execution and delivery of this Agreement.

4.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all income Tax Returns and all other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each of its Subsidiaries through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of U.S. federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement with any person other than the Company or any of its Subsidiaries. All material Taxes that the Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b) The Company has made available to the Parent (i) complete and accurate copies of all income Tax Returns and all other material Tax Returns of the Company and each of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and accurate copies of all written private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements and pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the

“IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.8(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company or any of its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes, which waiver or extension is still in effect, or has in effect any agreement to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which power of attorney remains in effect.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(d) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes any of the Transactions.

(f) Neither the Company nor any of its Subsidiaries is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(g) Neither the Company nor any of its Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(i) Neither the Company nor any Subsidiary of the Company (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax law) as a result of a change in method of accounting prior to Closing, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received on or prior to the Closing, or (vi) any election made pursuant to Section 108(i) of the Code prior to the Closing.

(k) For all taxable periods for which the applicable statute of limitations has not yet expired, all related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

(l) As used in this Agreement:

(i) “Taxes” shall mean any and all taxes or other similar assessments in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, alternative or add-on minimum, disability, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever, and any interest, penalties or additions thereto, in each case as imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof with the authority to impose such tax, and

(ii) “Tax Returns” shall mean any and all written reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

4.9 Properties.

(a) The Company or one of its Subsidiaries has good, valid, insurable and record title to each parcel of real property owned or purported to be owned by the Company or any of its Subsidiaries and all buildings and other improvements thereon (collectively, the “Company Fee Property”), free and clear of all Liens (except those which do not and would not reasonably be expected to have a material adverse effect on the current operation of the Company Fee Property). Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Fee Property (including a listing of the owner thereof and a legal description of each parcel of land) and all Liens affecting the Company Fee Property. The Company Fee Property is not subject to any written or verbal leases or occupancy agreements, nor is the Company Fee Property or any interest therein subject to any right of first offer or refusal to purchase or lease. There is no pending or, to the Company’s knowledge, threatened condemnation or eminent domain proceeding, or pending or proposed proceedings to change or redefine the zoning classification, with respect to the Company Fee Property. There are no Taxes or material betterment assessments other than ordinary real estate Taxes pending or payable, or to the Company’s knowledge contemplated, against the Company Fee Property. The Company Fee Property consists of separate tax lots so that it is assessed separate and apart from any other property. To the knowledge of the Company, (i) the Company Fee Property, including the buildings and other improvements comprising a part thereof, and the current use and operation thereof, is in compliance in all material respects with all current zoning, land use, building and other codes, laws and regulations, without the need for any variances; (ii) the buildings and other improvements comprising a part of the Company Fee Property are located within the boundary lines of the parcels of land comprising a part of the Company Fee Property, and are not in violation of any setback lines and do not encroach upon any easement or similar encumbrances; (iii) the Company Fee property does not serve any property not included within the Company Fee Property, and does not rely on any facilities (other than facilities of public utility and water companies) located on any property other than the Company Fee Property, for any purpose (iv) the Company Fee Property is supplied with all utilities and other services necessary for the current operation thereof, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the current uses, in accordance with all applicable laws, codes and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Company Fee Property; (v) the Company Fee Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the Company Fee Property; and (vi) the Company Fee Property is not located in any special flood hazard area designated by any Governmental Entity having jurisdiction over the Company Fee Property. There have been no material alterations to the physical improvements comprising a part of, or material change to the use of, the Company Fee Property subsequent to the date of each Planning & Zoning Resource Corporation Zoning and Site Requirement Summary for such Company Fee Property made available to the Parent.

(b) The Company or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or purported to be leased, or otherwise occupied or permitted to be occupied, by the Company or any of its Subsidiaries, whether as sublessor, tenant, subtenant or otherwise (the “Company Leased Property” and the lease, sublease or other occupancy agreement, the “Real Property Leases”; the Company Leased Property together with the Company Fee Property, the “Company Real Property”). Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Leased Property, the location of the premises and each document comprising the Real Property Leases, including all amendments thereto and guarantees thereof. Neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold or subleasehold. All Company Leased Real Property is supplied with utilities and other services necessary for the operation of said facilities as currently operated. The Company and the Subsidiaries have obtained non-disturbance agreements from the holder of each superior mortgage, deed of trust, or other security interest, and any ground lease, in connection with each Real Property Lease, and each Real Property Lease is in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing.

(c) The Company or one of its Subsidiaries owns or leases all of the material personal property owned or leased or purported to be owned or leased by the Company or any of its Subsidiaries on the Company Balance Sheet, free and clear of all Liens, except to the extent disposed of in the Ordinary Course of Business since the date of the Company Balance Sheet. Each of the Company and its Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests or other comparable contractual rights in, all material tangible properties and assets, real, personal and mixed, necessary for the conduct of their respective businesses, free and clear of all Liens.

(d) To the knowledge of the Company, the Company Real Property and the equipment of the Company and its Subsidiaries used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business, and (v) free from any material defects or deficiencies.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. The Company and its Subsidiaries have clear title to the Company Registrations and all assignments of Company Registrations to the Company or any of its Subsidiaries have been properly executed and recorded. To the Company’s knowledge, all issued patents, all Copyrights, all registered Trademarks and all registered Mask Works are valid and enforceable. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b) The Company and its Subsidiaries have received no written notice of inventorship challenges, opposition or nullity proceedings or interferences with respect to any Patent Rights included in the Company Registrations. To the knowledge of the Company, the Company and its Subsidiaries have complied with their duty of candor and disclosure to the

United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any of its Subsidiaries and have made no material misrepresentation in such applications.

(c) Each item of Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. All joint owners of the Company Owned Intellectual Property are listed in Section 4.10(c) of the Company Disclosure Schedule and, except as set forth in Section 4.10(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. The Company Intellectual Property and public domain know-how constitute all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each of its Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) material breach of the Company’s or any of its Subsidiaries’ security or information privacy procedures.

(e) Neither the conduct of the business of the Company and its Subsidiaries, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries by any of their resellers, distributors, customers or users, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 4.10(e) of the Company Disclosure Schedule lists any written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries since January 1, 2008 alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any reseller, distributor, customer, user or any other third party. The Company and Subsidiaries have made available to the Parent complete and accurate copies of all such complaints, claims, notices, requests, demands or threats, as well as any written legal opinions, studies, market surveys and analyses prepared by or for the Company relating to any alleged or potential infringement, violation or misappropriation.

(f) To the knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property. The Company and its Subsidiaries have made available to the Parent complete and accurate copies of all written correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property and (to the extent in the possession of the Company or any of its Subsidiaries) any Company Licensed Intellectual Property since June 1, 2008.

(g) Section 4.10(g) of the Company Disclosure Schedule identifies each license, covenant or other agreement other than customer agreements entered into in the Ordinary Course of Business pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property, except for any implied license granted in connection with the sale of the products and services of the Company. Except in connection with the sale of the products and services of the Company, neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any products or services offered by the Company or any of its Subsidiaries or any third party Intellectual Property rights. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person or entity.

(h) Section 4.10(h) of the Company Disclosure Schedule identifies each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary obtained a license under such Company Licensed Intellectual Property (excluding generally commercially available, off-the-shelf software programs).

(i) Neither the Company nor any of its Subsidiaries has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the source code for any Software included in the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries or other confidential information constituting, embodied in or pertaining to such Software (collectively, “Company Source Code”) to any person unaffiliated with the Company, except pursuant to the agreements listed in Section 4.10(i) of the Company Disclosure Schedule, and the Company and its Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, nor will the consummation of any of the Transactions, result in the disclosure or release of Company Source Code by Company, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

(j) The products and services offered, or contemplated to be offered, by the Company or any of its Subsidiaries, and the Software and internal computer systems used by the Company and its Subsidiaries, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(k) Neither the Company nor any of its Subsidiaries is in breach of any of the material terms or conditions of any license to any Open Source Materials. None of the Company’s or any of its Subsidiaries’ Software use, include, incorporate or have embedded in them any Open Source Materials that would (i) materially limit the Company’s and its Subsidiaries’ rights to make, use, sell or license any such product, (ii) transfer to a third party or prevent enforcement of any of the Company’s rights of ownership in any Company Intellectual

Property, or (iii) create obligations for the Company or any of its Subsidiaries with respect to any Software used or distributed by the Company or any of its Subsidiaries or grant to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge).

(l) Each employee of the Company or any of its Subsidiaries and each individual independent contractor of the Company or any of its Subsidiaries has executed a valid and binding written agreement expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m) Section 4.10(m) of the Company Disclosure Schedule contains a complete and accurate list of all support, funding, resources or assistance from any U.S. federal, state, local or foreign governmental or quasi-governmental agency or funding source that the Company or any of its Subsidiaries have received since January 1, 2007 in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all of the applicable terms of any such support, funding, resources or assistance, and have complied in all material respects with all applicable law in connection therewith, including in respect of Patent Rights arising out of, relating to, or developed in connection with any such support, funding, resources or assistance.

(n) Definitions.

(i) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party (other than any off-the-shelf software program that is licensed by the Company or any of its Subsidiaries pursuant to a “shrink wrap” license, the fees associated with a single copy of or license to which are less than $5,000 per year).

(iii) “Company Owned Intellectual Property” means all Intellectual Property that, in whole or in part, is owned or purported to be owned by the Company or any of its Subsidiaries and that is material to the Company and the Subsidiaries, taken as a whole.

(iv) “Company Registrations” means all Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

(v) “Copyrights” means copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship, including Software.

(vi) “Customer Offerings” means the products and services (including Software and Documentation) that the Company or any of its Subsidiaries has under development or has developed, manufactured, marketed, distributed, provided, made available, sold or licensed to third parties.

(vii) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(viii) “Intellectual Property” means the following subsisting anywhere in the world:

(A) Patent Rights;

(B) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C) Copyrights;

(D) Mask Works;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(ix) “Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights and registrations and applications for Mask Works.

(x) “Mask Works” means mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction.

(xi) “Open Source Material” means any Software, Documentation or other material that (A) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (B) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge.

(xii) “Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(xiii) “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

4.11 Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth as of the date hereof a complete and accurate list of each of the following contracts: (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $250,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof (collectively, “Instruments of Indebtedness”); (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) any agreement or obligation (A) that is a non-competition or exclusive dealing agreement or that otherwise purports to materially limit or restrict the ability of the Company or any of its Affiliates (including, after the Closing, the Parent and its Affiliates) to solicit customers or to conduct their business as currently conducted in any markets or territories or (B) that grants or purports to grant any right of first refusal or right of first offer or similar right with respect to, or that limits or purports to limit the ability of the Company or any of its Affiliates (including, after the Closing, the Parent and its Affiliates) to own, operate, source, manufacture, sell, transfer, pledge or otherwise dispose of, any material assets or business; (iv) any agreement providing for the indemnification, in excess of $250,000, by the Company or a Subsidiary of the Company of any person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business; (v) any joint venture or partnership agreement; (vi) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries; (vii) any collective bargaining agreement; (viii) any employment or consulting agreement providing for annual compensation in excess of $150,000 or any severance, retention or change in control agreement or arrangement; (ix) any Government Contract; (x) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing, contract manufacturing, testing, assembly or fabrication (as applicable) of any products, technology or services of the Company or any of its Subsidiaries; (xi) any contract relating to the supply of any item used by the Company or a Subsidiary that is a sole source of supply of any raw material, component or service with a supplier (A) to which the Company and its Subsidiaries paid, in the aggregate, at least $50,000 during the year ended December 31, 2013 or (B) the loss of which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (such sole source suppliers described in the foregoing clauses (A) and (B), “Material Sole Source Suppliers”); (xii) any contract or other agreement with respect to the acquisition or divestiture of all or any portion of a business; (xiii) any contract or other agreement that requires (A) engineering or development work by the Company or any of its Subsidiaries after the date of this Agreement or (B) ongoing support or other service obligations by the Company or any of its Subsidiaries after the date of this Agreement (which contract and obligations cannot be terminated on notice of ninety (90) days or less without penalty); (xiv) the top twenty (20) contracts (as measured by aggregate dollar amount (x) paid or received by the Company or any of its Subsidiaries under any such contract during the year ended December 31, 2013 and (y) projected to be paid or received by the Company or any of its Subsidiaries under any such contract during the year ending December 31, 2014, to the extent that such future amount can be reasonably estimated) in each of the following categories: (A) end-user or customer contracts, (B) value added reseller contracts, (C) distributor contracts, (D) supplier contracts, (E) OEM (original equipment manufacturer) contracts, and (F) development contracts; or (xv) any other contract or other agreement not made in the Ordinary Course of Business that (A) is material to the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to materially delay or prevent the consummation of any of the Transactions (the agreements, contracts and obligations described in clauses (i) through (xv), together with the Real Property Leases and those agreements, contracts and obligations described in Sections 4.10(g) and 4.10(h), being referred to herein as “Company Material Contracts”). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party. Complete and accurate copies of each Company Material Contract have been made available to the Parent.

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect, subject, in all cases, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. Neither the Company nor any of its Subsidiaries is in

breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each Company Material Contract under which the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby does or would conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a notice, consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on the Company’s or any of its Subsidiary’s assets.

(c) There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other person.

4.12 Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, including related to employees or benefits (or to the Company’s knowledge, against any director or officer of the Company or any Subsidiary in their capacities as such). There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets or operations.

4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole:

(i) the Company and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) to the knowledge of the Company, there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) that require the implementation of any response actions as defined under any Environmental Law;

(iv) there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment in a manner that requires the implementation of any response actions as defined under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any U.S. federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for military purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xii) to the knowledge of the Company, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement:

(i) “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws.

(ii) “Environmental Law” means any U.S. federal, state or local law, statute, rule, regulation or order or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

(iii) “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes, architectural features or other surfaces, or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(iv) “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such document has been made available to the Parent.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or as to which the Company or any of the Company’s Subsidiaries has or may have liability (together, the “Company Employee Plans”), including a written summary of any unwritten Employee Benefit Plan. For purposes of this Agreement, the following terms shall have the following meanings: (i)

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but including plans excluded by ERISA as Foreign Plans), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, but including plans excluded by ERISA as Foreign Plans), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three most recent annual reports (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the past three years and (viii) all correspondence to or from any Governmental Entity (other than routine Tax filings) with respect to any Company Employee Plan within the last five years.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability (other than for routine benefit payments) under ERISA, the Code or any other applicable law. There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Employee Plan (including any such claim or lawsuit against any fiduciary of any such Company Employee Plan), nor is there any basis for any such claim or lawsuit.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination (or opinion) letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from U.S. federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination (or opinion) letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination (or opinion) letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA (or functioned like a defined benefit plan outside the United States, other than as maintained by a Governmental Entity) or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to Title I of ERISA holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries that would (i) increase, accelerate or vest any compensation or benefit as a result of the Transactions, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise, or (vii) measure any values of benefits on the basis of any of the Transactions. No stockholder, equity owner, employee, officer, manager or director of the Company or any of its Subsidiaries has been promised or paid any bonus or incentive compensation related to any of the Transactions. The Company has made available to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of any of the Transactions for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of any of the Transactions.

(i) No employee, director or officer, or former employee, director or officer (or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits from the Company or any of its Subsidiaries, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires and there have been no written or oral commitments inconsistent with the foregoing.

(j) The Company and each of its Subsidiaries have complied in all material respects with all applicable laws, including Tax laws, and made all required Tax withholdings and payments and reports, in connection with the grant of Company Stock Options, Company RSAs and Company RSUs to foreign employees and the exercise of Company Stock Options, Company RSAs and Company RSUs by foreign employees.

(k) With respect to each Company Employee Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) since January 1, 2011 has been maintained in all material respects in accordance with its terms and with all applicable laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or has been fully accrued for on the financial statements of the Company included in the Company SEC Documents filed at least two business days prior to the date hereof, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities.

4.15 Compliance With Laws.

(a) The businesses and operations of the Company and its Subsidiaries and their respective predecessors have been and are being conducted in compliance in all material respects with all applicable laws. Neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged material violation of any law by any director, officer or employee. To the knowledge of the Company, neither the Company nor any Subsidiary (nor any of their respective directors, officers, employees, agents, representatives or distributors) has been or is the subject of any investigation by any Governmental Entity.

(b) Each of the Company and its Subsidiaries is and has been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery laws in any jurisdiction in which the Company or any Subsidiary of the Company conducts or has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any Subsidiary of the Company has received any written communication (or, to the Company’s knowledge, other communication) from any Governmental Entity that alleges that the Company or any Subsidiary of the Company, or any current or former representative thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has made or anticipates making any disclosure to any Governmental Entity for any actual or potential violation of any Anti-Bribery Law. Neither the Company nor any of its Subsidiaries has established or maintained any fund or asset or made any payment that has not been recorded in the books and records of the Company or a Subsidiary of the Company.

(c) The Company, each of its Subsidiaries and the Company Property have been and are in compliance in all material respects with the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder (“OSHA”), and no citation has been issued by the Occupational Safety and Health Administration or by a state or provincial occupational safety and health board or agency against the Company or any of its Subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or any of its Subsidiaries has been filed or is pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(d) The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all United States and foreign import and export control laws and regulations, including but not limited to statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.) and executive orders and laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Except as disclosed in writing to the Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, other communication since January 1, 2011 that alleges that the Company or any Subsidiary is not, or may not be, in compliance in any material respect with, or has, or may have, any material liability under, the Export Control Laws. Without limiting the foregoing: (i) the Company and each of its Subsidiaries have obtained or completed all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (x) the export and reexport of products, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is and has been in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Control Laws or Export Approvals; (iv) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; (v) no Export Approvals for the transfer of export licenses to the Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost; and (vi) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure concerning known or possible violations of Export Control Laws, and there neither are nor have been any facts with respect to which a disclosure of any Export Control Law is or has been required.

4.16 Permits. Each of the Company and its Subsidiaries holds all material Governmental Permits, and no person other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Governmental Permits. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Governmental Permits, and all such Governmental Permits are in full force and effect. No suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of the Company, threatened. No Governmental Permit shall, by its terms, cease to be effective as a result of the consummation of any of the Transactions (assuming for this purpose that the Parent and the Purchaser are not subject to restrictions with respect to the foregoing). “Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently conducted.

4.17 Labor Matters.

(a) The Company has made available to the Parent a complete and accurate list, as of the date of this Agreement, of: (i) all employees of the Company or any of its Subsidiaries (by employer) who earned more than $100,000 in 2013 or who are reasonably expected to earn more than $100,000 in 2014 in salary and bonuses; (ii) all officers and directors of the Company and its Subsidiaries; (iii) all employment agreements to which the Company or any of its Subsidiaries is bound (excluding for this purpose customary employee offer letters providing for employment at-will entered into in the Ordinary Course of Business); and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each employee, officer, or director listed in clauses (i) or (ii). Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Parent. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, trade union, works council or other labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, trade union, works council or other labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there, since January 1, 2011, been any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Since January 1, 2011, none of the Company or any of its Subsidiaries has breached or violated in any material respect any (A) applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (B) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to the knowledge of the Company, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Entities. All employees of the Company and its Subsidiaries who are employed in the United States are employed on an at-will basis.

(b) Section 4.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and its Subsidiaries employed in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by any such entity in the United States are citizens or permanent residents. Section 4.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all expatriate contracts that the Company and its Subsidiaries has in effect with any employee and all employment contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of the Company and its Subsidiaries working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(c) No employee of the Company or any of its Subsidiaries (i) has an employment or retention agreement, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or currently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(d) Section 4.17(d) of the Company Disclosure Schedule contains a complete and accurate list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, each of the independent contractors or consultants is a party to a written agreement or contract with either the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into a confidentiality and assignment of inventions agreement with the Company or any of its Subsidiaries, a copy or form of which has previously been made available to the Parent. There are no, and at no time have been, any independent contractors or consultants who have provided services to the Company for a period of six consecutive months or longer. Neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees.

(e) Neither the Company nor any of its Subsidiaries nor to the Company’s knowledge any director, officer or other key employee of the Company or any of its Subsidiaries has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company (except for passive investments of up to 1% of any class of securities of any person whose securities are listed on a national securities exchange).

(f) Neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) at any time from the date that is 90 days immediately preceding the date of this Agreement and continuing through the Closing Date. Neither the Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has any such entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(g) Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either the Company or any of its Subsidiaries could incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(h) There is no term of employment for any employee of the Company or any Subsidiary of the Company working outside the United States that provides that the Transactions shall entitle such individual (1) to treat such Transactions as a breach of any contract, (2) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (3) to treat himself or herself as redundant or released from any obligation to his or her employer. Since January 1, 2011, neither the Company nor any Subsidiary of the Company has breached or violated in any material respect any applicable law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. law to contribute.

(i) Since January 1, 2011, each of the Company and its Subsidiaries has entered into all employment contracts, individual labor contracts, collective labor contracts and similar agreements required by applicable non-U.S. laws and neither the Company nor any Subsidiary of the Company has breached or violated any of the foregoing. The Company has made available to the Parent true, complete and correct copies of all such employment contracts, individual labor contracts, collective labor contracts and similar agreements to which the Company or any Subsidiary of the Company is a party.

4.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the Transactions. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion.

4.19 Government Contracts.

(a) Each Government Contract that has not been closed out is valid and binding and in full force and effect, subject, in all cases, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, was awarded or novated in the name of the Company or a Subsidiary of the Company, and, to the knowledge of the Company, is not the subject of any proposed assignment or novation to any third party.

(b) Since January 1, 2011, each of the Company and its Subsidiaries, with respect to each Government Contract or Bid, (i) has complied in all material respects with all terms and conditions and all applicable requirements of law, (ii) has not been in material breach of any contractual requirement or requirement of law, and (iii) has had no money due to the Company or such Subsidiary withheld or set off or, to the knowledge of the Company, threatened to be withheld or set off (except in the Ordinary Course of Business as provided by the payment terms of such Government Contract), and (iv) each invoice, claim, representation, certification, data, report and other submission or filing submitted by the Company or any Subsidiary of the Company with respect to any Government Contract or Bid complied in all material respects with applicable laws and contract requirements as of its effective date and has been updated as required.

(c) Since January 1, 2011, neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company any officer, director, owner or employee thereof, has been – and to the knowledge of the Company, there is no threat, proposal, or valid basis for the Company, any Subsidiary of the Company, or any such officer, director, owner or employee, to be – suspended, debarred, proposed for debarment, or excluded from any Government Contract or program, or determined to be nonresponsible with respect to any Government Contract or government program. The consummation of the Transactions will not result in any such suspension, proposal for debarment, debarment, exclusion, or nonresponsibility determination with respect to the Parent or the Company or any Subsidiary of the Company (assuming that no such action will result solely from the identity of the Parent).

(d) Since January 1, 2011, except as disclosed in writing to the Parent prior to the date of this Agreement, neither the Company nor any Subsidiary of the Company has been, with respect to any Government Contract or Bid, audited or investigated by any Governmental Entity, or subject to any: civil claim, indictment or information; tolling or consent agreement; termination for convenience or default; notice of intent to terminate for default; adverse size determination; cure notice; stop work notice; show cause notice; recoupment or refund; material disallowance of claimed costs; or penalty for expressly unallowable costs; nor, to the knowledge of the Company, have any of the foregoing actions been threatened or is any such action reasonably expected. There are no outstanding protests, claims, disputes, proceedings or other actions relating to any Government Contract or Bid, and, to the knowledge of the Company, no such protests, claims, disputes, proceedings or other actions are threatened or reasonably expected.

(e) Since January 1, 2011, neither the Company nor any Subsidiary of the Company, with respect to any Government Contract: (i) made any mandatory or voluntary disclosure to any Governmental Entity, or failed to timely make any mandatory disclosure for which a failure to disclose would constitute a ground for suspension or debarment; (ii) disclosed or been required to mitigate any organizational conflict of interest; or (iii) received any information for which it has been required to obtain or maintain a security clearance issued by any Governmental Entity.

(f) Except as disclosed in writing to the Parent prior to the date of this Agreement, (i) no Government Contract that has not been closed out was proposed or awarded on the basis of the Company’s or any Subsidiary’s status as a small business, and to the knowledge of the Company, no Governmental Entity, prime contractor, or higher-tier subcontractor to a Governmental Entity counts payments made to the Company or any Subsidiary toward any small business contracting requirement, quota, goal, or plan; (ii) the Company and, as applicable, each of its Subsidiaries, have submitted indirect cost rate proposals for all years up to and including 2013, and no such proposals for any year subsequent to 2007 have been audited; and (iii) the Company and each of its Subsidiaries have taken all necessary steps, including without limitation any and all notifications, assertions, restrictive markings, and contractual assurances obtained from lower-tiered subcontractors, as may be required to obtain or retain title to, and to perfect and preserve commercial rights with respect to, patents, technical data and computer software conceived, reduced to practice, or first developed, as applicable, under Government Contracts or with U.S. Government funding.

(g) As used in this Agreement, (i) “Bid” means any outstanding quotation, bid or proposal by the Company or any Subsidiary of the Company which, if accepted or awarded, would lead to a Government Contract for the supply of goods, licensing of property, or provision of services by the Company or any Subsidiary of the Company and (ii) “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

4.20 Relationships with Customers, Suppliers and Others. The Company has not received any written (or, to the knowledge of the Company, other) notice that any top twenty (20) customer, supplier or foundry (as measured in accordance with Section 4.11(a)(xiv)) intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Company or any Subsidiary. Section 4.20 of the Company Disclosure Schedule sets forth all Material Sole Source Suppliers.

4.21 Affiliate Transactions. Since January 1, 2011, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, to which the Company or any Subsidiary of the Company is or was a party, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

4.22 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has waived any material benefits of, modified in any adverse respect, or consented to any matter with respect to which its consent is required under, any standstill, confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party.

4.23 Opinion of Financial Advisor. The financial advisor of the Company, Deutsche Bank Securities Inc. (the “Financial Advisor”), has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price is fair to the holders of Company Common Stock from a financial point of view, a copy of which will be delivered to the Parent as soon as possible on or following the date hereof.

4.24 Section 203 of the DGCL Not Applicable. Assuming the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 5.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of any of the Transactions.

4.25 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment made by or on behalf of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except the Financial Advisor, whose fees and expense shall be paid by the Company. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with any of the Transactions.

4.26 Rule 14d-10. Each member of the compensation committee of the Company Board (the “Compensation Committee”) is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. On or prior to the date hereof, the Compensation Committee approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Approved Company Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to each such Company Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with all Approved Company Compensation Arrangements. Each Approved Company Compensation Arrangement with any executive officer of the Company in existence as of the date hereof is listed in Section 4.26 of the

Company Disclosure Schedule. As used in this Agreement, “Company Compensation Arrangement” means any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company entered into during the 12 months immediately prior to the date hereof and any outstanding Company Stock Options, Company RSUs and Company RSAs.

4.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.27(b) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes Act.

(e) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 4.27(e) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, none of the Company, any Subsidiary of the Company or any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser each represents and warrants to the Company as follows:

5.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Purchaser, which shall occur immediately following execution of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the charter or by-laws of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Purchaser of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act or filings under any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings under the Securities Act or the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws, and (v) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.3 Disclosure. The Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws. None of the information included in the Offer Documents (and none of the information supplied by the Parent or the Purchaser specifically for inclusion in the Schedule 14D-9) will, at the respective time of the filing of the Offer Documents and Schedule 14D-9, at any time such documents are amended or supplemented or at the time of any distribution or dissemination of such documents, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.3 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to the Parent by the Company or any of its Representatives specifically for inclusion therein.

5.4 Interim Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the Transactions, has not engaged in any other business activities and has conducted its operations only as contemplated by this Agreement.

5.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.6 Funding. The Parent and the Purchaser on the date hereof have, and at the Acceptance Time and at the Effective Time will have, sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Offer and the Merger.

5.7 Interested Stockholder. Neither Parent nor any of its Subsidiaries, affiliates (as such term is defined in Section 203 of the DGCL) or associates (as such term is defined in Section 203 of the DGCL) has been, at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither the Parent nor the Purchaser owns any shares of Company Common Stock as of the date hereof.

5.8 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, except Credit Suisse Securities (USA) LLC, whose fees and expense shall be paid by the Parent.

5.9 No Other Representations or Warranties. Except for the representations and warranties made by the Parent and the Purchaser in this Article V, none of the Parent, the Purchaser, any Subsidiary of the Parent or the Purchaser, or any other person makes any express or implied representation or warranty with respect to the Parent, the Purchaser or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Parent and the Purchaser hereby disclaim any such other representations or warranties.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent or as expressly required or prohibited by this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from holders of (x) Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof or (y) Company RSAs or Company RSUs in full or partial payment of any withholding Tax obligations of such holder upon vesting of any such Company RSA or Company RSU to the extent required under the terms thereof as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or settlement of Company RSUs outstanding on the date of this Agreement in accordance with their present terms;

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or assets of the Company or of any of its Subsidiaries;

(f) sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any Subsidiaries), other than sales of inventory in the Ordinary Course of Business;

(g) adopt or implement any stockholder rights plan;

(h) except for a confidentiality agreement as permitted by Section 7.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (i) incur or suffer to exist any Indebtedness, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries (including, for the avoidance of doubt, any of the foregoing that would limit the ability of the Parent and the Purchaser to utilize any cash or cash equivalents of the Company and its Subsidiaries promptly after the Effective Time), or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(j) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $3,000,000, or make capital expenditures or other expenditures with respect to property, plan or equipment in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations (i) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (to the extent so reflected or reserved against) or (ii) incurred since the date of such financial statements in the Ordinary Course of Business;

(m) materially modify or amend or terminate (prior to expiration) any Company Material Contract, or knowingly waive, release or assign any material rights or claims thereunder;

(n) (i) enter into any contract or agreement that, if entered into prior to the date hereof, would constitute a Company Material Contract (other than end user or customer contracts entered into in the Ordinary Course of Business that would constitute a Company Material Contract solely under clause (xiv) of Section 4.11(a)), (ii) enter into any agreement with any customer that is not terminable (or that does not terminate by its terms) within two years after the date hereof without prepayment or penalty, or (iii) except for nonexclusive licenses granted in connection with the sale of products by the Company or any Subsidiary of the Company in the Ordinary Course of Business, license any material Intellectual Property to or from any third party;

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and disclosed in Section 6.1(o) of the Company Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Stock Options, Company RSUs or Company RSAs, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or remove existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) hire any new employees at the director-level or above;

(q) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax Return;

(r) initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation arising out of or in connection with any of the Transactions (except to enforce the Company’s rights hereunder);

(s) open or close any material facility or office;

(t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) fail to pay accounts payable and other obligations in the Ordinary Course of Business (other than those contested in good faith);

(v) convene any annual or special meeting of the Company’s stockholders; or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

6.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of January 10, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The Company hereby waives the application to the Parent and its affiliates of the Standstill (as defined in the Confidentiality Agreement).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) Except as set forth in this Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers and employees to, and the Company shall use its reasonable best efforts to cause the Company’s investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 203 of the DGCL and (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL; or

(ii) enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time, the Company may, to the extent required by the fiduciary obligations of the Company Board, as reasonably determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board reasonably determines in good faith after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor is, or would reasonably be expected to lead to, a Superior Proposal, in each case that did not result from a breach by the Company of this Section 7.1, and not earlier than 24 hours after providing the notice contemplated by Section 7.1(c),

(x) furnish information or data with respect to the Company to the person or group of persons making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict a person from privately communicating an Acquisition Proposal to the Company, the Company Board or any committee thereof, and provided further that such confidentiality agreement and any related agreements shall not include any provision having the effect of or otherwise prohibiting the Company from complying with any provisions of this Section 7.1) and (y) participate in communications, discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.1(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 7.1(b), withhold, withdraw, qualify or modify, or resolve, agree or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee (x) of this Agreement or the Transactions or (y) that the stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.1(a) entered into in the circumstances referred to in Section 7.1(a));

(iii) withdraw or modify, or resolve, agree or publicly propose to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or

(iv) adopt, approve or recommend, or resolve, agree or publicly propose to adopt, approve or recommend, any Acquisition Proposal, except for a Superior Proposal for which the Company enters into a definitive agreement simultaneously with the termination of this Agreement in accordance with Section 9.1(d)(ii).

Notwithstanding anything in this Agreement to the contrary, provided the Company shall not have breached in any material respect any of its obligations under this Section 7.1, the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement or the Transactions in circumstances where the Company Board has determined that a Superior Proposal is outstanding, if (A) (1) the Company Board reasonably determines in good faith, after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor, that its fiduciary obligations require it to do so, but only at a time that is prior to the Acceptance Time and is after the fourth business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation (and the manner and timing in which it intends to do so) (such four business day period, the “Notice Period”), and (2) the Company provides the Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement during the Notice Period and negotiates in good faith with the Parent with respect thereto during the Notice Period, in each case as would enable the Company Board or committee thereof to proceed with its recommendation in favor of this Agreement and the Transactions, and (B) (1) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 7.1(c), including specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (2) the Parent shall not have, at or prior to the end of the Notice Period, made an offer or proposal that the Company Board determines in good faith (after consultation with its financial and legal advisors) to be at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal taking into account all relevant considerations. Any changes to the financial terms or any material change to the other terms of such Superior Proposal occurring prior to the Company Board’s effecting a Company Adverse Recommendation Change pursuant to this Section 7.1(b) shall require the Company to provide to the Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 7.1(b) with respect to each such Adverse Recommendation Notice, except that in each such case the references above to “fourth business day” and “four business day period” shall be deemed to be “third business day” and “three business day period”. In addition, and notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Transactions if the Company Board has concluded in good faith, after consultation with its outside counsel and the Financial Advisor or another nationally recognized independent financial advisor, that, in light of such Intervening Event, its fiduciary obligations require it to take such action; provided that, the Company Board shall not be entitled to take such action pursuant to this sentence unless the Company has (x) provided to the Parent at least four business days’ prior written notice advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such four business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to any of the Transactions.

(c) The Company shall promptly advise the Parent orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent reasonably informed of the status and material details (including any change to the financial terms or any material change to the other terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof copies of all written Acquisition Proposals or responses thereto, draft documentation (including with respect to the financing of any such Acquisition Proposal) and other material written material sent by or provided to the Company or its Representatives, including those provided by electronic mail, to or from any third party in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to any third party in connection with any Acquisition Proposal and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal or inquiry, the Company shall (i) make available to the Parent such information provided to the third party in writing and (ii) make available to the Parent such information provided to the third party other than in writing that was not previously provided to the Parent. The Company agrees that it shall not, and shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to the Parent the information contemplated by, or otherwise complying with, this Section 7.1(c) or Section 7.1(b).

(d) Nothing contained in Section 7.1 shall be deemed to prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would violate its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.1(b). For the avoidance of doubt, a factually accurate public statement that describes the receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (so long as it includes a reaffirmation of the recommendation of the Company Board of this Agreement and does not include a recommendation of such Acquisition Proposal) shall not be deemed a Company Adverse Recommendation Change.

(e) The Company shall, and shall cause its Subsidiaries and its and their directors, officers and employees to, and the Company shall use its reasonable best efforts to cause the Company’s other Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use reasonable best efforts to have all copies of all nonpublic data and information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(f) For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer for any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the shares of Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than 15% of the shares of Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, recapitalization, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than 15% of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire at least a majority of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation, share exchange, sale of its assets or other business combination, (i) on terms which the Company Board determines in its good faith judgment in light of all relevant considerations to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (after consultation with the Financial Advisor or another nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any binding proposal by the Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal unless the Company Board shall have determined in good faith that any financing required to consummate the Acquisition Proposal is or will be available taking into account the timing of the consummation of the transactions proposed by such Acquisition Proposal.

7.2 Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any Company Compensation Arrangement, unless prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which shall be determined by the Company Board to be an “independent director” within the meaning of the applicable NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Approved Company Compensation Arrangement each such Company Compensation Arrangement and (b) otherwise satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to Company Compensation Arrangement; provided that nothing in this Section 7.2 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

7.3 Nasdaq Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

7.4 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

7.5 Access to Information. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives reasonable access, at all reasonable times, upon reasonable prior notice during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate any of the Transactions. Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information if doing so would (i) violate applicable law, (ii) jeopardize the protection of an attorney-client privilege or attorney work product protection or (iii) expose the Company to risk of liability for disclosure of sensitive or personal information.

7.6 Legal Conditions.

(a) Subject to the terms hereof, including Section 7.6(b) and Section 7.6(c), the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) as promptly as practicable (and, in the case of the Pre-Merger Notification and Report Form filed pursuant to the HSR Act, in any event within ten business days) after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Offer Documents and the Schedule 14D-9) in connection with the Transactions. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b) or Section 7.6(c).

(b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals, or expirations or terminations of waiting periods, required for the consummation of the Transactions under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent, in consultation with the Company, shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company and its counsel a reasonable opportunity to participate therein. Except as prohibited by applicable law, each of the Parent and the Company shall keep the other party and/or its counsel informed of any substantive communication received by such party from, or given by such party to any Governmental Entity, in each case regarding any of the Transactions; and permit the other party and/or its counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with any such Governmental Entity.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of the Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under Section 7.6(b) if any Governmental Entity authorizes its staff to seek a preliminary injunction or restraining order, or otherwise initiate administrative litigation, to enjoin consummation of any of the Transactions under any Antitrust Law.

(d) Subject to applicable laws (including the Antitrust Laws), the Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Parent shall promptly provide to each other (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the Transactions.

(e) Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to any of the Transactions. The Parent alone, after consultation with the Company, shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to any of the Transactions. The Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same). The Parent, after consultation with the Company, may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion.

(f) Without limiting the generality of Section 7.6(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

7.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to the Parent if, at any time (i) any Change occurs or exists that would result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Company shall, within 24 hours after it has notice of any of the following, notify the Parent of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the Transactions;

(ii) any notice or other communication from any Governmental Entity in connection with any of the Transactions; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to any of the Transactions.

(b) The Parent shall give prompt notice to the Company if, at any time (i) any Change occurs or exists that would result in any representation or warranty of the Parent or the Purchaser contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Parent or the Purchaser fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Purchaser or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Parent shall notify the Company within 24 hours after it has any notice or other communication from any Governmental Entity in connection with any of the Transactions.

7.8 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to this Agreement or any of the Transactions, provided that the foregoing restrictions shall not apply to any press release or public statement (y) by the Company with respect to a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (z) by a party with respect to any dispute among the parties regarding this Agreement or the Transactions.

7.9 Indemnification.

(a) From and after the Effective Time, the Parent and the Purchaser shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify, defend and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify, defend and hold harmless exist on the date of this Agreement pursuant to the Company’s certificate of incorporation, bylaws, or any agreement listed on Section 7.9(a)

of the Company Disclosure Schedule. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company or the Surviving Corporation, as applicable, a written notice asserting a claim for indemnification pursuant to this Section 7.9, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. Notwithstanding anything to the contrary contained in this Section 7.9 or elsewhere in this Agreement, the Parent shall not (and the Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which the Indemnified Parties are entitled to indemnification under this Section 7.9, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation. For the avoidance of doubt, the Parent’s obligations under this Section 7.9 shall include the obligation to honor (or cause another of its Affiliates to honor) the Company’s indemnification and other obligations referenced in this Section 7.9 in circumstances where the Surviving Corporation fails to honor, or is incapable of honoring, such obligations. The obligations of the Parent and the Surviving Corporation pursuant to this Section 7.9 shall include the advancement of expenses to the extent required in the organizational documents of the Company and its Subsidiaries and/or in the agreements as set forth in Section 7.9 of the Company Disclosure Schedule. For a period of six years after the Effective Time, the Parent shall not cause there to be any changes to the provisions of the Surviving Corporation’s organizational documents affecting the indemnification and other obligations covered by this Section 7.9.

(b) For a period of six years after the Effective Time, the Parent and the Purchaser shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Parent prior to the date of this Agreement) with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to pay an aggregate annual premium for such insurance policy in excess of 250% of the annual premium currently paid by the Company for such coverage, provided, further, that if the annual premium of such insurance coverage exceeds such amount, the Parent and the Purchaser shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. At the Parent’s option, the Parent may purchase prior to the Effective Time a six-year prepaid “tail policy” covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case the Parent and the Purchaser shall be relieved of their obligations pursuant to the immediately preceding sentence. The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth on Section 7.9(b) of the Company Disclosure Schedule.

(c) The provisions of this Section 7.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or their respective officers or directors, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any such claims under any such policies. The obligations under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such Indemnified Party.

7.10 Treatment of Company Equity Awards.

(a) Prior to the Effective Time, the Company and the Company Board or Compensation Committee shall take all steps necessary (including obtaining the consent of each holder of a Company Stock Option) to cause all Company Stock Options that are outstanding as of immediately prior to the Effective Time to be cancelled as of the Effective Time in exchange for the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 3.2(g) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of shares of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). If the holder of any Company Stock Option does not consent to the treatment of such Company Stock Option contemplated by the first sentence of this Section 7.10(a) and such Company Stock Option is outstanding as of immediately prior to the Effective Time, such Company Stock Option shall be cancelled as of, and shall be of no further force or effect from and after, the Effective Time. Any shares of Company Common Stock issued prior to the Effective Time upon exercise of a Company Stock Option shall be treated as provided in Section 3.1(a)(iii). Without limitation of the Company’s obligations under this Section 7.10(a), the Company shall, prior to the Effective Time, deliver to each holder of a Company Stock Option such advance notice of the cancellation of, and opportunity to exercise, such Company Stock Option as complies with the applicable Company Stock Plan. Notwithstanding anything to the contrary in this Agreement, payment of the Option Consideration shall be made following the Effective Time in accordance with the Company’s payroll practices.

(b) Prior to the Effective Time, the Company and the Company Board or Compensation Committee shall take all steps necessary to cause all Company RSUs that are outstanding and unvested as of immediately prior to the Effective Time to be cancelled for no consideration as of, and to have no further force or effect from and after, the Effective Time (each a “Cancelled RSU”). Subject to Section 7.10(d), the Parent shall issue promptly after the Effective Time to each holder of a Cancelled RSU, in substitution for such Cancelled RSU, a restricted stock unit award or, in Parent’s discretion, a restricted stock award under the Parent’s Amended and Restated 2006 Stock Incentive Plan (the “Parent Stock Plan”) for a number of shares of the Parent’s common stock, 0.16  2⁄3 par value per share (“Parent Common Stock”), equal to the number of shares of Company Common Stock subject to such Cancelled RSU, multiplied by the Equity Award Ratio (each a “RSU Replacement Award”) and rounded up to the nearest whole share, it being understood that the number of shares subject to any Cancelled RSU other than a Time-Based Cancelled RSU shall be deemed to be equal to 100% of the shares at the target award level under such Cancelled RSU. The Parent shall cause the RSU Replacement Awards to vest as follows:

(i) Any RSU Replacement Award issued in respect of a Cancelled RSU that prior to its cancellation would have vested based solely on the continued employment of the applicable employee (a “Time-Based Cancelled RSU”) shall vest in accordance with the vesting schedule that would have been in effect under such Cancelled RSU as of immediately after the Effective Time if such Cancelled RSU were not so cancelled.

(ii) Any RSU Replacement Award that is issued in respect of a Cancelled RSU other than a Time-Based Cancelled RSU shall vest in accordance with the vesting schedule based solely on the continued employment of the applicable employee that would have been in effect under such Cancelled RSU as of immediately after the Effective Time if such Cancelled RSU were not so cancelled, assuming satisfaction of each performance condition at the target level.

For purposes of this Agreement, “Equity Award Ratio” shall mean an amount equal to the Merger Consideration, divided by the average closing price per share of Parent Common Stock on the Nasdaq Global Select Market during the five consecutive trading days ending on the Closing Date. Each Company RSU that is vested but unsettled as of immediately prior to the Effective Time shall be cancelled and converted into only the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 3.2(g) with respect to such payment) determined by multiplying the Merger Consideration by the number of shares of Company Common Stock subject to such Company RSU, which cash amount shall be paid following the Effective Time in accordance with the Company’s payroll practices.

(c) Prior to the Effective Time, the Company and the Company Board or Compensation Committee shall take all steps necessary to cause all Company RSAs that are outstanding and unvested as of immediately prior to the Effective Time to be cancelled for no consideration as of, and to have no further force or effect from and after, the Effective Time (each a “Cancelled RSA”). Subject to Section 7.10(d), the Parent shall issue promptly after the Effective Time to each holder of a Cancelled RSA, in substitution for such Cancelled RSA, a restricted stock unit award or, in Parent’s discretion, a restricted stock award under the Parent Stock Plan for a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Cancelled RSA, multiplied by the Equity Award Ratio and rounded up to the nearest whole share (each a “RSA Replacement Award”). The Parent shall cause any RSA Replacement Award issued in respect of a Cancelled RSA to vest in accordance with the vesting schedule that would have been in effect under such Cancelled RSA as of immediately after the Effective Time if such Cancelled RSA were not so cancelled.

(d) Notwithstanding the foregoing provisions of this Section 7.10, if any holder of a Cancelled RSU or Cancelled RSA (i) is based outside of the United States or (ii) would otherwise be entitled to any RSU Replacement Award or RSA Replacement Award for less than 500 shares of Parent Common Stock, then the Parent shall have the discretion to issue, in lieu of such RSU Replacement Award or RSA Replacement Award, an award of cash, subject to the vesting provisions that would have been applicable to such RSU Replacement Award or RSA Replacement Award, in an amount equal to the number of shares of Company Common Stock subject to such Cancelled RSU or Cancelled RSA, multiplied by the Merger Consideration.

(e) Promptly after the date of this Agreement, the Company shall deliver to each holder of a Company Stock Option, Company RSU or Company RSA a notice (in form and substance reasonably satisfactory to the Parent) describing the treatment thereof pursuant to this Agreement.

7.11 401(k) Plan. No later than the day prior to the Acceptance Time if requested by the Parent, the Company Board or, if appropriate, any committee administering the Hittite Microwave Corporation 401(k) Profit Sharing Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan on the day prior to the Acceptance Time, in each case subject to the Parent’s prior review. The Company shall preserve all documentation and records related to such plan.

7.12 Employee Matters.

(a) The Parent shall, or shall cause the Surviving Corporation to, (i) provide to each individual who is a U.S.-based employee of the Company or any Subsidiary of the Company as of the Effective Time (a “U.S. Continuing Employee”) for a period of one year following the Effective Time, annual base salary and base wages and cash incentive compensation opportunities that are collectively no lower than those in effect as of the Effective Time and (ii) until December 31, 2014, provide to the U.S. Continuing Employees employee benefits (excluding equity compensation) that are no less favorable in the aggregate than the employee benefits provided to the U.S. Continuing Employees immediately prior to the Effective Time.

(b) To the extent permitted under the terms of the Parent’s employee benefits plans, from and after the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each individual who is an employee of the Company or any Subsidiary of the Company as of the Effective Time (a “Continuing Employee”) in connection with all employee benefit plans of the Parent or the Surviving Corporation in which any such Continuing Employee is admitted to participation following the Effective Time, for purposes of eligibility, vesting and level of benefits (but not to the extent that such recognition would result in duplication of benefits). Each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all of the Parent’s employee benefit plans to the extent coverage under such plans is replacing comparable coverage under an employee benefit plan of the Company in which such Continuing Employee participated immediately before the Effective Time.

(c) Any U.S. Continuing Employee (other than one who has severance protection under an individual employment, severance, or retention agreement) whose employment is terminated by the Parent or the Surviving Corporation within one year (or such longer period as the Parent determines) after the Effective Time and prior to the first anniversary of the Closing Date shall (subject to compliance with any requirement the applicable employer may impose with respect to a release of claims) receive severance pay equal to the greater of (i) eight weeks of base salary or wages or (ii) two weeks of base salary or wages for each year of service, with credit for service both before and after the Effective Time; provided that the foregoing shall not prevent the Parent or the Surviving Corporation from supplementing such severance as it determines appropriate. Continuing Employees employed outside the United States will receive severance, if and when applicable, in accordance with any applicable plans covering them or as otherwise provided by applicable law.

(d) To the extent permitted under the terms of the Parent’s employee benefits plans, from and after the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, use its commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company or any of its Subsidiaries) under any group health, dental, or vision plans of the Parent maintained in and with respect to the United States to be waived with respect to U.S. Continuing Employees and their eligible dependents.

(e) If the Company’s 401(k) plan is terminated prior to the Effective Time pursuant to Section 7.11, each U.S. Continuing Employee will be eligible to participate as soon as reasonably practicable after the Effective Time in the Parent plan that is intended to be qualified under Section 401(k) of the Code. The Parent shall take all steps reasonably necessary to permit each U.S. Continuing Employee who has an outstanding loan under the Company’s 401(k) plan to roll over such loan into an account under the Parent’s 401(k) plan, if and to the extent such rollovers are not prohibited under the participant’s loan agreement or the Company’s loan procedures.

(f) Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 7.12 to create any rights or obligations except between the parties hereto nor to amend any employee benefit plan and no Continuing Employee, or any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim against the Parent, the Surviving Corporation or any of their respective Affiliates under this Section 7.12.

7.13 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to any of the Transactions, and shall not settle any such litigation without the Parent’s prior written consent.

7.14 Parent Guaranty. The Parent hereby unconditionally guarantees the Purchaser’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Purchaser.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) Consummation of the Offer. The Purchaser (or the Parent on the Purchaser’s behalf) shall have accepted for payment all of the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by mutual written consent of the Parent, the Purchaser and the Company;

(b) by either the Parent or the Company:

(i) if the Acceptance Time shall not have occurred on or before December 8, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date; or

(ii) if any Governmental Entity issues a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Offer;

(c) by the Parent at any time prior to the Acceptance Time:

(i) if: (A) the Company Board shall have failed to recommend that the holders of the Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or shall have withheld, withdrawn, qualified or modified its recommendation that the holders of the Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer in a manner adverse to the Parent; (B) following the request of the Parent, the Company Board fails within ten business days of such request to reaffirm its recommendation that holders of the Company Common Stock accept the Offer and tender their shares pursuant to the Offer; (C) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger); (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Purchaser, the Parent or an Affiliate of the Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (E) the Company Board withdraws or modifies, or proposes to withdraw or modify, the approval by the Compensation Committee of any Company Compensation Arrangement as an Approved Company Compensation Arrangement for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or (F) any committee of the Company Board shall have done any of the foregoing or the Company Board or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);

(ii) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I or Section 8.1 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter (provided in each case that the Parent or the Purchaser is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(iii) if the Company breaches in any material respect any of the covenants contained in Section 7.1; or

(d) by the Company at any time prior to the Acceptance Time:

(i) if the Parent or the Purchaser breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Purchaser’s ability to consummate the Offer or the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform or, if capable of being cured by the Parent or the Purchaser by such date, the Parent or the Purchaser, as applicable, does not commence to cure such breach or failure within 10 days after the Parent’s receipt of written notice thereof from the Company and diligently pursue such cure thereafter (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii) if: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 7.1; (C) the Company Board approves, and the Company concurrently with the termination of this Agreement, enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 9.3(b)(iii).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Purchaser or the Company hereunder, except as set forth in Section 4.25, Section 5.8, Section 6.2, this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of fraud or any willful breach of this Agreement.

9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b) The Company shall pay to the Parent $86,500,000 in cash (the “Termination Fee”) if:

(i) this Agreement is terminated by the Parent pursuant to Section 9.1(c)(i);

(ii) this Agreement is terminated by the Parent pursuant to Section 9.1(c)(iii), following an intentional breach of any of the covenants set forth in Section 7.1;

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii); or

(iv) (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement; (B) this Agreement is terminated pursuant to Section 9.1(b)(i) or 9.1(c)(ii); and (C) within one year after such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 9.3(b)(iv), the references to 15% and 85% in the definition of Acquisition Proposal shall be deemed to be 50%.

Any fee due under Section 9.3(b)(i) or (ii) shall be paid by wire transfer of same-day funds on or before the second business day following the date of termination of this Agreement. Any fee due under Section 9.3(b)(iii) shall be paid by wire transfer of same-day funds prior to or concurrently with the termination of this Agreement pursuant to Section 9.1(d)(ii). Any fee due under Section 9.3(b)(iv) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (C) of Section 9.3(b)(iv) is satisfied. If the Company fails to timely pay the amount due pursuant to Section 9.3, or any portion thereof, (i) such amount or portion thereof shall accrue interest from the date such payment was required to be made through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 5% and (ii) the Company shall pay to the Parent or

Purchaser its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company for the amount set forth in Section 9.3 or any portion thereof.

In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall, except in cases of willful breach, be the sole and exclusive remedy available to the Parent and the Purchaser with respect to this Agreement and the Transactions in the event that this Agreement is terminated in accordance with Section 9.1 and any such payment becomes due and payable and is paid, and thereafter the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Parent and the Purchaser under this Agreement.

9.4 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Purchaser contained in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of any of the Transactions.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a) If to the Parent or the Purchaser:

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Attention: David A. Zinsner, Vice President, Finance and Chief Financial Officer

Facsimile No.: (781) 461-3491

Electronic Mail: david.zinsner@analog.com

with copies (which shall not constitute notice) to:

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Attention: Margaret K. Seif, Vice President, General Counsel and Secretary

Facsimile No.: (781) 461-3491

Electronic Mail: margaret.seif@analog.com

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden, Esq. and Jay E. Bothwick, Esq.

Facsimile No.: (617) 526-5000

Electronic Mail: mark.borden@wilmerhale.com;

jay.bothwick@wilmerhale.com

(b) If to the Company:

Hittite Microwave Corporation

2 Elizabeth Drive

Chelmsford, MA 01824

Attention: Rick D. Hess, President and Chief Executive Officer

Facsimile No.: (978) 250-3373

Electronic Mail: rick.hess@hittite.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Robert W. Sweet, Jr., Esq. and William R. Kolb, Esq.

Facsimile No.: (617) 832-7000

Electronic Mail: rsweet@foleyhoag.com; wkolb@foleyhoag.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (and the Schedules and Exhibits hereto) constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that, subject to Section 6.2, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 No Third Party Beneficiaries. Other than the provisions of Section 7.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

10.8 Interpretation. When reference is made in this Agreement to an Article, or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, including Annex I, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Parent or its outside counsel or (ii) included in the “Project College” virtual file room available at https://datasite.merrillcorp.com at least 24 hours prior to the execution and delivery of this Agreement. As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. For purposes of this Agreement, prior to the Closing, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate or Subsidiary of the Purchaser or the Parent. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this Agreement, references to the “Company’s knowledge” or “knowledge of the Company”, or any other phases of similar meaning, means the knowledge (after reasonable investigation) of the individuals identified in Section 10.8 of the Company Disclosure Schedule. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware or if, neither of such courts has jurisdiction, the Superior Court of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.13 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Name:	Vincent Roche
Title:	President and Chief Executive Officer

BBAC CORP.

By:	/s/ William A. Martin
Name:	William A. Martin
Title:	President and Treasurer

HITTITE MICROWAVE CORPORATION

By:	/s/ Rick D. Hess
Name:	Rick D. Hess
Title:	President and CEO

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

(1) Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any shares of Company Common Stock, if, immediately prior to the Expiration Date, the number of shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer (excluding, for the avoidance of doubt, any shares of Company Common Stock that are tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date), together with any shares of Company Common Stock owned by the Parent or the Purchaser, does not equal at least a majority of such shares of Company Common Stock outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of shares of Company Common Stock outstanding (including, for the avoidance of doubt, shares of Company Common Stock subject to Company RSAs (whether vested or unvested)), together with the shares of Company Common Stock which the Company may be required to issue pursuant to warrants, options, restricted stock units or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, regardless of exercise price, but only to the extent vested or then exercisable after giving effect to any accelerated vesting as a result of the completion of the Offer and the Merger) (the “Minimum Condition”).

(2) Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any shares of Company Common Stock if, immediately prior to the Expiration Date, any of the following conditions shall not be satisfied or have been waived by the Purchaser:

(a) any waiting period (and any extension thereof) applicable to the consummation of any of the Transactions (including the Offer and the Merger), or to the exercise by the Parent or the Purchaser of the voting power of the shares of Company Common Stock, under the HSR Act and the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) shall have expired or been terminated, and any required authorization under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) shall have been obtained;

(b) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

(c) (i) the representations and warranties of the Company set forth in Section 4.1, Section 4.4(a), the first sentence of Section 4.4(d), clause (i) of Section 4.7, Section 4.23, Section 4.24 and Section 4.26 of the Agreement shall be true and correct as of the date of the Agreement and as of the Expiration Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) the representations and warranties of the Company in Section 4.2(a), (b), (c) and (d) of the Agreement shall be true and correct as of the date of the Agreement and as of the Expiration Date, except for such inaccuracies that would not, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by the Parent and the Purchaser pursuant to Articles I and III of the Agreement, and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (iii) all other representations and warranties of the Company set forth in the Agreement shall be true and correct as of the date of the Agreement, and as of the Expiration Date as though made on and as of the Expiration Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions in this Section 2(c) have been satisfied;

(d) the Company shall have performed in all material respects all obligations required to be performed by it under the Agreement on or prior to the Expiration Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(e) there shall not be instituted or pending any suit, action or proceeding by any Governmental Entity (i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the Offer or the Merger or (to the extent it relates to the Offer or the Merger) seeking to obtain from the Company, or the Parent or any of its Affiliates, any material damages, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or the Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or (to the extent it relates to any of the Transactions (including the Offer and the Merger)) of the Parent and its Affiliates, taken as a whole, (iii) seeking to compel the Company, the Parent or the Purchaser to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries, taken as a whole, or (to the extent it relates to any of the Transactions (including the Offer and the Merger)) of the Parent or any of its Affiliates, taken as a whole, (iv) seeking to impose any material limitation on the ability of the Company, the Parent or the Purchaser to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to any of the Transactions (including the Offer and the

Annex I — Page 2

Merger)) of the Parent or any of its Affiliates, (v) seeking to impose material limitations on the ability of the Parent or the Purchaser to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (vi) seeking to require divestiture by the Parent or the Purchaser of all or any of the shares of Company Common Stock;

(f) since the date of the Agreement, there shall not have occurred any Change that has had or would reasonably be expected to result in a Company Material Adverse Effect; and

(g) the Agreement shall not have been validly terminated in accordance with its terms and the Offer shall not have been validly terminated in accordance with the terms of the Agreement.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Parent and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time, in their respective sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Annex I — Page 3

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HITTITE MICROWAVE CORPORATION

FIRST: The name of the Corporation is: Hittite Microwave Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:(i) the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors; (ii) election of directors need not be by written ballot; and (iii) the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: To the maximum extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.